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                                                                   Exhibit 10.17


                  RECIPROCAL PATENT AND TECHNICAL INFORMATION
                         TRANSFER AND LICENSE AGREEMENT


         THIS AGREEMENT describing the parties' reciprocal rights of access to certain kinds of technical information, their rights to technical assistance in connection therewith, and their rights to license the use of any related intellectual property owned by the other and related thereto (the "Agreement") is made this ____ day of December, 1995, by and between Preussag Stahl A.G., a German corporation with its principal office and place of business in Salzgitter, Germany ("Preussag Stahl"), Steel Dynamics Holdings, Inc. ("SDHI") and Steel Dynamics, Inc. ("Steel Dynamics"), both Indiana corporations with their principal offices in Butler, Indiana (SDHI and Steel Dynamics collectively referred to as "SDI").

         WHEREAS, SDI has expertise, know-how and technical capabilities in, and is currently planning and constructing, and will operate, a state-of-the-art hot rolling mini-mill steel plant in Butler, Indiana, USA (the "Phase I Project") and is studying and planning for the expansion of such plant to manufacture hot rolled pickled and oiled, cold rolled and galvanized steel products (the "Phase II Project") (hereinafter, from time to time, the Phase I Project and the Phase II Project being referred to individually and collectively as the "Mini- Mill");

         WHEREAS, Preussag Stahl has expertise, know-how, and technical capabilities in the steel industry with respect to conventional and specialty steel manufacturing (melting, casting, hot rolling, cold rolling and coating);

         WHEREAS, Preussag Stahl desires to obtain, and SDI is willing to grant to Preussag, access to and the right to use such of its technical information, know-how, and any patent license rights which SDI is empowered to grant, relating to SDI's hot rolling and mini-mill technology, to the extent that SDI possesses the rights to provide such access and licenses, in accordance with the terms and conditions hereinafter set forth; and

         WHEREAS, SDI desires to obtain, and Preussag Stahl is willing to grant to SDI access to and the right to use such of its technical information, know-how, and any patent license rights which Preussag is empowered to grant, relating to Preussag Stahl's hot and cold rolling technology for use in constructing and/or operating its Mini-Mill, to the extent that Preussag Stahl possesses the rights to provide such access and licenses, in accordance with the terms and conditions hereinafter set forth.

         NOW, THEREFORE, in consideration of the mutual covenants and undertakings of the parties set forth herein, the parties agree as follows:
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ARTICLE 1 --DEFINITIONS

         1.1. For the purposes of this Agreement, the following words and phrases, where written with an initial capital letter, shall have the meanings assigned to them below unless the context otherwise requires:

         1.1.1. "Acquired Technology" shall mean technical trade secrets, know-how, or proprietary information, which would constitute Technical Information if it had been developed by the Party, for which the Party first acquires ownership, control or the right to use, after the Effective Date of this Agreement.

         1.1.2.  "Party" shall mean SDI or PSAG.

         1.1.3. "Patents" shall mean all those patents of any country of the world (a) owned or controlled by, or which lawfully may be used by, either Party hereto at any time prior to the expiration or termination of this Agreement (including patented technology developed jointly by both Parties and patented by either or both parties), and (b) under which that same Party has or has the right to acquire the right to grant a license or sublicense to the other Party without incurring any obligation or payment of compensation to any third party; and (c) which relate either to SDI Technology (for patents which SDI owns, controls or is allowed to use) or PSAG Technology (for patents which PSAG owns, controls or is allowed to use).

         1.1.4. "PSAG" shall mean, collectively, Preussag Stahl and all of its subsidiaries (direct or indirect) which are wholly-owned by Preussag Stahl. Such subsidiaries shall be included in the definition of PSAG if they exist at any time during the term of this Agreement, as such term may be extended by the parties.

         1.1.5. "PSAG Technology" shall mean technology owned, controlled or utilized by PSAG in the manufacture of hot rolled or cold rolled steel, and useful to SDI for such purpose.

         1.1.6.  "PSAG Territory" shall mean all countries in Europe.

         1.1.7. "Providing Party" shall mean the Party which is asked to provide Technical Information, Technical Assistance, a Patent license, or other proprietary information.

         1.1.8. "Requesting Party" shall mean the Party which asks for Technical Information, Technical Assistance, a Patent license, or other proprietary information.




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         1.1.9.  "SDI" shall mean, collectively, SDHI, Steel Dynamics, Inc. and all their subsidiaries (direct or indirect) which are wholly-owned by SDHI, Steel Dynamics, Inc. or both. Such subsidiaries shall be included in the definition of SDI if they exist at any time during the term of this Agreement, as such term may be extended by the parties.

         1.1.10. "SDI Technology" shall mean technology owned, controlled, or utilized by SDI in the application of its thin-slab casting techniques, including the application of SMS proprietary technology, in the manufacture of steel, as well as its rolled products, and useful to PSAG for such purpose.

         1.1.11. "SDI Territory" shall mean the United States.

         1.1.12. "Stock Purchase Agreement" shall mean that Stock Purchase Agreement of even date herewith between SDHI and Preussag Stahl.

         1.1.13. "Technical Assistance" shall mean demonstrations, technical discussions, guidance and/or technical training given by or on behalf of the Providing Party to the Requesting Party concerning Technical Information furnished by the Providing Party to the Requesting Party. Technical Assistance also includes furnishing the Requesting Party an opportunity to observe and study manufacturing and other processes at the Providing Party's facilities, to the extent that such processes relate to Technical Information provided to the Requesting Party by qualified employees.

         1.1.14. "Technical Information" shall mean information and data that includes all four of the following elements:

                 (a) any technical trade secrets, know-how, or proprietary information, including (but not limited to) inventions (whether or not patentable), patent applications (but not including Patents), licenses, software programs, prototypes, designs, methods, diagrams, blueprints, analysis codes, techniques, concepts, digitally stored or other data, engineering and manufacturing information or procedures, specifications, drawings, schematics and parts lists,

                 (b) relating either to SDI Technology (for information owned or controlled by SDI) or to PSAG Technology (for information owned or controlled by PSAG),

                 (c) which a Party has, or has the right to permit the other Party to use, without incurring any obligation or payment of compensation to any third party; and





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                 (d)      which either:

                          (i) a Party owns, controls or has a right to use on the Effective Date of this Agreement, or

                          (ii) is developed by either Party or by both Parties jointly at any time prior to expiration or termination of this Agreement.


ARTICLE 2 -- ACCESS TO TECHNICAL INFORMATION

         2.1. Upon the written request of Requesting Party made from time to time during the term of this Agreement, the Providing Party, on a non-exclusive basis, during reasonable business hours, and when such Technical Assistance will not disrupt the Providing Parties' business or production activities, shall provide the Requesting Party, for use either by Preussag within the PSAG Territory or by SDI within the SDI Territory, as the case may be, access to such Technical Information, including the right (i) to interview the necessary operating, engineering, or administrative personnel, (ii) to observe the necessary processes, procedures, or applications, (iii) to videotape, photograph, draw, diagram, or record such processes, procedures, or applications, (iv) to make photocopies of any pertinent existing materials, with respect to such Technical Information, and (v) to copy digitally stored data, relating to the specific request.

         2.2. The Providing Party shall be under no continuing obligation to the Requesting Party, but shall make a good faith effort, to update or revise any Technical Information that has previously been made available to the Requesting Party.

         2.3. A Providing Party makes no warranty or representation for any purpose with respect to Technical Information furnished hereunder, except that the Providing Party shall use its best efforts to verify that such Technical Information is the same information and data as is used by it at the time of access.

         2.4. Each Party hereby grants to the other Party a license, during the term of this Agreement, to use Technical Information provided by the Providing Party to the Requesting Party for any purpose, including manufacturing, using, selling or otherwise disposing of steel products. Unless otherwise agreed between the parties, the license granted under this Section
2.4 to SDI shall be for the SDI Territory only, and the license granted under this Section 2.4 to Preussag Stahl shall be for the PSAG Territory only. The licenses granted hereby are nonexclusive, nontransferable, paid-up, and do not include the right to sublicense to any third party.

         2.5. The Requesting Party shall reimburse the Providing Party for all reasonable out-of-pocket expenses incurred by the Providing Party in complying with a request for Technical Information under this Article. The Requesting Party shall not be responsible for paying any





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salaries, benefits or per diem charges for employees of the Providing Party involved in providing the Technical Information, although the Requesting Party shall be responsible for reasonable travel and related out-of-pocket expenses if any are incurred in rendering or delivering Technical Information away from the Providing Party's plant site.


ARTICLE 3 -- TECHNICAL ASSISTANCE

         3.1. In order to assist the Requesting Party in understanding Technical Information furnished under Article 2 and to assist the Requesting Party in the manufacture of steel products to which such Technical Information relates, the Providing Party shall, upon receipt of a request of the Requesting Party made from time to time during the term of this Agreement, provide Technical Assistance to personnel employed and specifically designated by the Requesting Party, subject to the availability of qualified personnel within the employ of the Providing Party.

         3.2. In the event Requesting Party asks the Providing Party to make its personnel available to provide Technical Assistance at the Requesting Party's facilities, the following terms and conditions shall apply:

         3.2.1. The Parties shall agree upon a mutually acceptable time schedule for the provision of such services. In the case of an urgent or emergency situation, the Requesting Party shall so indicate and shall submit its request for Technical Assistance to the Providing Party as soon as possible. While the Providing Party is expected to attempt in good faith to accommodate the Requesting Party's schedule, the Providing Party shall not be required to disrupt its operations or incur additional expense in order to do so.

         3.2.2. The Requesting Party shall receive and make necessary arrangements for the Providing Party's personnel being sent to the Requesting Party's facilities and shall reimburse the Providing Party for all reasonable travel and living expenses incurred by such personnel. Requesting Party shall not be responsible for salaries, benefits or per diem expenses of the Providing Party's personnel providing Technical Assistance, unless the assignment involves an extended period of time, an unusual number of employees, or other extraordinary circumstances, in which event the Parties shall negotiate appropriate terms and conditions for such engagement. The Requesting Party shall bear all of its own expenses related to such Technical Assistance.


         3.2.3. The personnel of the Providing Party sent to the Requesting Party's facility to provide Technical Assistance shall not be considered for any purpose to be employees, agents or representatives of the Requesting Party, nor shall they assume any responsibility for the Requesting Party's manufacture of products.





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                 Such personnel shall not be placed on the Requesting Party's payroll and the Providing Party shall be required to insure that such personnel are covered under applicable Workmen's Compensation or comparable laws, including health and accident insurance policies, for any injury that may occur to such personnel.

         3.3. In the event the Requesting Party requests that the Providing Party accept the Requesting Party's personnel at the facilities of the Providing Party for the purpose of receiving Technical Assistance, such assistance shall be made available under the following conditions:

         3.3.1. The Parties shall agree upon a mutually acceptable time schedule for the provision of such services. In the case of an urgent or emergency situation, the Requesting Party shall so indicate and shall submit its request for Technical Assistance to the Providing Party as soon as possible. While the Providing Party is expected to attempt in good faith to accommodate the Requesting Party's schedule, the Providing Party shall not be required to disrupt its operations or incur additional expense in order to do so.

         3.3.2. The Requesting Party shall bear all expenses (including travel and living expenses) incurred by the Requesting Party's personnel assigned to receive Technical Assistance under this Article, plus all reasonable out-of-pocket training costs incurred by the Providing Party. Requesting Party shall not be responsible for salaries, benefits or per diem expenses of the Providing Party's personnel providing Technical Assistance, unless the assignment involves an extended period of time, an unusual number of employees, or other extraordinary circumstances, in which event the Parties shall negotiate appropriate terms and conditions for such engagement.

         3.3.3. Technical Assistance shall be provided in such manner as the Providing Party may allow (a) in accordance with safety requirements, (b) with due consideration to prevention of unreasonable disturbance of its manufacturing operations or production scheduling, and (c) under the guidance of the Providing Party's personnel.

         3.3.4. The personnel of the Requesting Party sent to the Providing Party's facility to receive Technical Assistance shall not be considered for any purpose to be employees, agents or representatives of the Providing Party, nor shall they assume any responsibility for the Providing Party's manufacture of products. Such personnel shall not be placed on the Providing Party's payroll, and the Requesting Party shall be required to insure that such personnel are covered under applicable Workmen's Compensation or comparable laws, including health and accident insurance policies, for any injury that may occur to such personnel.





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         3.4.    The Providing Party warrants that the Providing Party's
personnel assigned to provide Technical Assistance shall be reasonably qualified to provide such assistance, in accordance with good professional practice, and shall use their best efforts for said purpose, but no other warranty with respect to Technical Assistance is or shall be deemed to be given to the Requesting Party by the Providing Party.


ARTICLE 4 -- PATENT LICENSE

         4.1. PSAG shall grant to SDI a license under any of PSAG's Patents to manufacture steel products, and to use, sell or otherwise dispose of such products under the Patents, in the SDI Territory, unless otherwise agreed upon by the Parties. The license granted to SDI shall be nonexclusive, nontransferable, and shall not include the right to sublicense to any third party.

         4.2. SDI shall grant to PSAG a license under any of SDI's Patents to manufacture steel products, and to use, sell or otherwise dispose of such products under the Patents, in the PSAG Territory, unless otherwise agreed upon by the Parties. The license granted to PSAG shall be nonexclusive, nontransferable, and shall not include the right to sublicense to any third party.

         4.3. PSAG and SDI agree that each will charge the other no more than a reasonable royalty fee under the applicable circumstances, with respect to each Patent License requested by and granted to the other Party pursuant to Sections 4.1 and 4.2 hereof during the term of this Agreement; provided, however, that this limitation shall not apply with respect to and to the extent of any royalty fees which, by contract in existence on the Effective Date with one or more other licensees, are required to be charged to the Requesting Party. To the extent applicable in any such case, the Parties intend that such royalty fee shall reflect the royalty fee so required to be charged.

         4.4. Any warranty regarding Patents shall be subject to negotiation and inclusion in the Patent license agreement negotiated by the Parties.


ARTICLE 5 -- CONFIDENTIALITY

         5.1. All Technical Information, technical trade secrets, know-how, proprietary information, data, and any of the methods, techniques, or other information furnished or made available by either Party hereunder, whether directly or indirectly through furnishing of Technical Assistance (hereinafter "Confidential Information"), and when designated as confidential when furnished, is for Requesting Party's own use in the Requesting Party's Territory and is to be kept confidential, in accordance with the standards set forth in the next paragraph, by the Requesting Party during and following the expiration or termination of this Agreement. This Article shall survive expiration or termination of this Agreement.





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         Such Confidential Information is not to be made available, given, sold or disclosed by the Requesting Party to any other party without the prior written consent of the Providing Party. Each Party agrees to use its best efforts to maintain the confidentiality of the Confidential Information disclosed to it and each shall use no less than the same safeguards as it uses to protect its own Confidential Information of a similar nature. A Requesting Party shall disclose Confidential Information received from the Providing Party only to the Requesting Party's officers and employees whose duties reasonably require familiarity with such information, and the Requesting Party shall obtain from such officers and employees legally enforceable undertakings, in form and substance satisfactory to the Providing Party, not to personally use or disclose Confidential Information, or knowledge derived therefrom, to or for the benefit of any third party. Copies of all such undertakings shall be given to the Providing Party. Except as otherwise agreed by the Parties, the Requesting Party shall be required at its own expense to take such legal actions as may be reasonably necessary to enforce such undertakings.

         5.2.    The confidentiality obligation of the Requesting Party under
Section 5.1. above shall not apply to Confidential Information which:

         5.2.1. Is or becomes publicly known through no wrongful act of the Requesting Party or its employees;

         5.2.2. Is received by the Requesting Party without restriction from a third party without breach of any obligation of nondisclosure;

         5.2.3.  Is or has been independently developed by the Requesting
                 Party;

         5.2.4. Is contained in any published patent or published patent application or which becomes otherwise published or generally known to Requesting Party through no wrongful act of Requesting Party, from and after the date it becomes published or generally known; or

         5.2.5.  Is disclosed pursuant to governmental or judicial requirement.

         5.3. Nothing in this Article 5 is intended to limit, replace or terminate any rights or obligations provided in the Confidentiality Agreement between Preussag Stahl and SDHI, dated May 25, 1995.

ARTICLE 6 -- LICENSE TO IMPROVEMENTS MADE BY REQUESTING PARTY

         6.1. A Requesting Party shall make available to a Providing Party on a fully-paid, nonexclusive, non-assignable, non-sublicensable, and as-is basis, a license to use information, patentable or not, inventions, improvements and innovations developed and owned by the Requesting Party substantially through the use of Technical Information and/or Patent licenses provided by the Providing Party pursuant to this Agreement. Such right is to manufacture,





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assemble, use, sell, or otherwise dispose of products during the term of this
Agreement using the information, inventions, improvements, innovations developed and owned by the Requesting Party. Unless otherwise agreed by the Parties, a license granted to SDI under this Section 6.1 shall be for the SDI Territory only, and a license granted to PSAG under this Section 6.1 shall be for the PSAG Territory only.


ARTICLE 7 -- OBTAINING RIGHTS TO PATENTS AND TECHNICAL INFORMATION FROM THIRD
             PARTIES

         7.1. Neither Party represents that it, by virtue of its use of certain machinery, equipment, processes or technology, necessarily possesses the legal right to disclose the trade secrets, know-how, or proprietary information involved in such activity, or that such Party has the legal right to authorize and license others to use or employ such machinery, equipment, processes or technology.

         7.2. Notwithstanding Section 7.1, and subject to Section 7.3, each Party, upon receipt of a written request from the other Party for disclosure of and/or the right to use any trade secrets, know-how and proprietary information which, if solely owned and licensable by the Providing Party, would constitute Technical Information, shall use its best efforts to ascertain whether it has the legal right to make the disclosure and/or whether the Requesting Party may need to obtain third party approvals, consents, licenses (with or without royalties), or other rights in advance of disclosure or in connection with the matter of use. In the event that the Providing Party does not have such rights, the Providing Party shall so advise the Requesting Party, together with the name(s) of the person(s) to contact regarding such rights, if known, and the Providing Party shall use its best efforts to cooperate with the Requesting Party in obtaining any such necessary permission, but subject to such terms, conditions, and restrictions as the third party may impose. These provisions shall also apply to any patents which relate to SDI Technology or to PSAG Technology. In the event that the Providing Party, after using its best efforts, is unable to obtain the necessary legal rights or licenses, the Providing Party shall be under no further obligation hereunder nor to violate the terms of any license or other agreements it may have with such third party.

         7.3. To the extent that any obligation for compensation, for indemnity, for performance, or otherwise to a third party is required to be undertaken in connection with the disclosures or rights to use described in
Section 7.2, any such obligations shall be direct obligations between the Requesting Party and the third party; and the Providing Party shall not be required to incur any primary or secondary obligations, as guarantor or otherwise, to any such third party, nor to place its own rights with such party in jeopardy by reason of such disclosures and/or use.

         7.4. In the event that either Party shall, during the term of this Agreement, obtain by the payment of compensation any Acquired Technology from a third party (except from its





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employees who are paid only their normal salaries for such Acquired
Technology), such Acquired Technology shall come within the scope of this Agreement; provided, however, that the Party possessing such Acquired Technology may, as a condition to including such Acquired Technology within the license granted to the other Party under Section 2.4, require the Requesting Party to contribute a fair proportion of the cost incurred in acquiring the Acquired Technology from the third party. In such event, the Parties shall determine by mutual agreement the amount of such compensation by the Requesting Party to the Providing Party. If the Parties do not so agree, the Acquired Technology shall not be included within the scope of this Agreement, and the Requesting Party shall incur no financial obligation or liability regarding such Acquired Technology.


ARTICLE 8 -- COMPENSATION

         8.1. This Agreement establishes a reciprocal right between the Parties to share and transfer Technical Information, Technical Assistance and Patents. Accordingly, except for the expense reimbursement expressly provided for in Sections 2.5, 3.2.2, and 3.3.2, and for the royalties, third-party payments and Acquired Technology cost-sharing expressly provided for in Sections 4.3, 7.3 and 7.4, respectively, of this Agreement, all such disclosures, transfers, licenses and other authorizations, whether related to Technical Information, Technical Assistance, Patents or otherwise, are deemed to be fully paid-up, and neither Party shall incur any obligation to pay any royalty or other compensation therefor.

         8.2. Unless otherwise agreed by the Parties, any amounts owed by one Party to the other Party shall be paid in United States dollars within forty-five (45) days following receipt of an invoice therefor from the other Party in accordance with the instructions stated in such invoice.

         8.3. All amounts payable under this Agreement shall, when overdue, bear interest, in the case of amounts payable to SDI, at the prime rate then offered by the largest commercial bank in Indianapolis, Indiana, or, in the case of amounts payable to PSAG, at the prime rate offered by the largest commercial bank in Hannover, Federal Republic of Germany.


ARTICLE 9 -- TERM OF AGREEMENT

         9.1. This Agreement shall become effective concurrently with the First Closing.

         9.2. Unless sooner terminated under Article 10, this Agreement shall continue in effect until December 31, 2002.





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After the expiration of the initial term, and unless the Parties hereto have specifically extended this Agreement by a written renewal, this Agreement shall continue, subject to termination, with or without cause, upon three (3) months' advance written notice by either Party.


ARTICLE 10 -- TERMINATION

         10.1. In the event that either Party fails to perform any material obligation or undertaking to be performed by it under this Agreement, and such failure shall not be cured within ninety (90) days after written notice thereof from the other Party, then a default shall have occurred and the other Party shall have the right to terminate this Agreement forthwith by giving written notice of termination to the defaulting Party.

         10.2. Notwithstanding Section 10.1, each Party reserves the right at any time during the term of this Agreement to terminate this Agreement at its sole discretion upon giving the other Party thirty (30) days' written notice if:

         10.2.1. The normal business of the other Party as a steel-producing enterprise ceases; or

         10.2.2. The other Party becomes insolvent or goes into liquidation or bankruptcy.

         10.3.   Notwithstanding any other provision of Article 9 or this
Article 10, each Party shall have the right to terminate this Agreement after March 15, 1996, upon thirty (30) days advance notice to the other Party, either if the Third Closing or Alternate Third Closing, as defined in the Stock Purchase Agreement between the Parties, does not take place, or, in any event, at any time that PSAG does not have the exclusive right to select at least one
(1) member of the Board of Directors of SDHI.

         10.4. Upon expiration or termination of this Agreement, as provided for in this Article or by the operation of law or otherwise, all rights granted to, and obligations undertaken by, the Parties hereunder shall terminate immediately, except the following, all of which shall survive expiration or termination of this Agreement:

         10.4.1. Each Party's obligation to pay all amounts accrued hereunder upon or prior to expiration or termination of this Agreement;

         10.4.2. Each Party's confidentiality obligations under Article 5 hereof;

         10.4.3. The licenses granted pursuant to Sections 2.4 and 6.1 allowing PSAG to employ for its own use any Technical Information which it may then already possess under this Agreement, unless this Agreement is terminated by SDI pursuant to the provisions of
                 Section 10.1 or 10.2 of this Article;





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         10.4.4. The licenses granted pursuant to Sections 2.4 and 6.1 allowing
                 SDI to employ for its own use any Technical Information which it may then already possess under this Agreement, unless this Agreement is terminated by PSAG pursuant to the provisions of
                 Section 10.1 or 10.2 of this Article; and

         10.4.5. The Patent licenses granted to the Parties pursuant to Sections 4.1, 4.2 and 6.1.

         10.5. In the event of termination of this Agreement by SDI pursuant to Section 10.1 or 10.2, PSAG shall promptly return to SDI the original and return, or certify to the destruction of, all copies of all Technical Information furnished by SDI, and all licenses granted to PSAG to use Technical Information pursuant to Sections 2.4 and 6.1 shall be deemed to be granted back to SDI.

         10.6. In the event of termination of this Agreement by PSAG pursuant to Section 10.1 or 10.2, SDI shall promptly return to PSAG the original and return, or certify to the destruction of, all copies of all Technical Information furnished by PSAG, and all licenses granted to SDI to use Technical Information pursuant to Sections 2.4 and 6.1 shall be deemed to be granted back to PSAG.

         10.7. In the event of termination of this Agreement by either Party pursuant to Section 10.3, the provisions of Sections 10.5 and 10.6 regarding the return or destruction of Technical Information shall apply, as the case may be. Additionally, if SDI, either before or after the Effective Date has sent its employees to PSAG for Technical Assistance training at PSAG's facilities pursuant to Section 3.3 hereof, and PSAG has not yet sent its employees to receive Technical Assistance training at SDI's facilities pursuant to that same Section, then PSAG shall have the right to receive Technical Assistance training at SDI's facilities. PSAG's on-site Technical Assistance pursuant to this Section shall be comparable in duration and number of employees to the on-site Technical Assistance training received by SDI. This provision survives termination of this Agreement.


ARTICLE 11 -- FORCE MAJEURE

         11.1. In the event that performance of obligations hereunder by either Party hereto is legally excusable because of force majeure, the following terms shall apply:

         11.1.1. Either Party who believes that his performance is excused by force majeure shall give written notice to the other as soon as possible and with sufficient detail to permit the other to minimize inconvenience and expense.

         11.1.2. Both Parties will cooperate to minimize the financial consequences of the force majeure.





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         11.1.3. Either Party hereto shall have the right to request the termination of this Agreement if the force majeure continues for a period greater than 180 days.

         11.1.4. Force majeure shall mean natural disasters, wars, acts of government (including refusal to grant authorizations required to effectuate performance), legal restrictions on performance and work stoppages occurring as a result of strikes or lockouts by or of a significant proportion of production employees.


ARTICLE 12 --NOTICE

All communications required by this Agreement to be given by a Party shall be in writing and delivered by hand, by certified or registered mail, postage prepaid, return receipt requested, or by any other express delivery technique (including facsimile) which provides evidence of receipt, addressed to the appropriate Party at the address set forth below:

If to PSAG:               Preussag Stahl AG
                          Department 01 UP
                          Attention:  Dr. Enss
                          D-38223 Salzgitter
                          Germany
                          Fax:  011-49-5341-212307

with a copy to:           John D. Hushon, Esq.
                          Arent Fox Kintner Plotkin & Kahn
                          1050 Connecticut Avenue, N.W.
                          Washington, D.C.  20036-5339
                          Fax:  1-202-857-6395

If to SDI:                Keith E. Busse
                          Steel Dynamics, Inc.
                          4500 County Road 59
                          Butler, IN  46721
                          Fax:  1-219-868-8951

with a copy to:           Robert S. Walters, Esq.
                          Barrett & McNagny
                          215 East Berry Street
                          Fort Wayne, IN  46802
                          Fax:  1-219-423-8924





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
Any such notice shall be deemed to have been delivered when received, but in no event later than seven (7) days after posting, if sent by mail. Each party may, by giving the other Party notice as provided for herein, designate for itself addresses and persons other than as indicated above.


ARTICLE 13 -- GOVERNING LAW

This Agreement and the rights and obligations of the Parties hereunder, except as specifically otherwise provided, shall be governed by and construed in accordance with the laws of the State of Indiana. The Parties agree that their rights and obligations under this Agreement shall not be governed by either the provisions of the 1980 U.N. Convention for the International Sale of Goods nor by the laws of any jurisdiction other than as specified herein.


ARTICLE 14--INFORMAL ATTEMPT TO RESOLVE DIFFERENCES

In the event that PSAG and SDI are unable to resolve a claim or an alleged breach of this Agreement to both Parties' mutual satisfaction, and prior to either Party independently proceeding to enforce its rights under the law, the Parties' differences shall be submitted to a single arbitrator (if the parties so agree) or to a three member arbitration committee (one member of which shall be selected by PSAG, one member of which shall be selected by SDI, and the third member of which shall be selected by the other two members), and the arbitrator(s) shall hear and make a non-binding recommendation, including a written record of the basis thereof, with respect to the disputed issue between the Parties within sixty (60) days after notice of a claim or of an alleged breach hereunder. This arbitration process may be initiated by either Party. While this arbitration is intended to operate informally and expeditiously, if a matter of procedure needs to be determined, and the Parties are otherwise unable to agree, the International Arbitration Rules of the American Arbitration Association then in effect shall govern. The arbitration shall take place in such place as the Parties may mutually agree, or in lieu of agreement, shall take place in Chicago, Illinois. The language of the arbitration shall be English. Notwithstanding the foregoing, however, nothing herein shall be deemed to prohibit either Party from seeking immediate injunctive relief from any court or other forum to prevent or restrain a breach of any of the provisions of this Agreement. Following expiration of the sixty-day period referred to above, the Parties may, but shall not be required to, pursue any rights that they may have at law or in equity before any court of competent jurisdiction.


ARTICLE 15--MISCELLANEOUS

         15.1. The relationship between SDI and PSAG shall be that of independent contractors, and nothing contained in this Agreement shall be construed to (i) give either Party the power to direct and control the day-to-day activities of the other, (ii) constitute the Parties as partners, joint venturers, co-owners or otherwise as participants in a joint or common undertaking, or (iii) constitute either Party, its agents or employees, as the agents or employees of the other Party, or to grant to them any power or authority to act for, bind or otherwise create or assume any obligation on behalf of the other Party for any purpose whatsoever.

         15.2. The Parties shall comply with all applicable laws affecting this Agreement and their performance of this Agreement. However, each Party specifically represents and warrants to the other that none of the rights granted or obligations incurred hereunder requires any consent or approval of any government, government agency, administrative agency, or third party (except for third parties whose consents or approvals are required by reason of their ownership of intellectual property rights governed by this Agreement) is required in order to render any of such rights or obligations enforceable; and each Party represents and warrants to the other that its obligations described herein are enforceable against it in accordance with the terms hereof.

         15.3. Neither Party shall attempt to patent or otherwise register any right to exclude other persons from using the Technical Information that it receives from the other Party pursuant to this Agreement. Neither Party shall attempt to patent in another country the subject matter of any Patent for which it has received a license from the other Party under this Agreement.

         15.4. This Agreement constitutes the entire agreement of the Parties with respect to the matters addressed herein and supersedes any prior understandings. Except as noted herein, no changes to this Agreement shall be binding unless in writing and signed by each Party.

         15.5. The headings and captions used in this Agreement are for reference purposes only and shall not limit or otherwise affect the meaning, interpretation or application of this Agreement.

         15.6. Neither Party may assign its rights or obligations under this Agreement and this agreement shall not inure to the benefit of any trustee in bankruptcy, receiver, or other successor of either Party, without the express written approval of the other Party, except that:

         15.6.1. SDI may assign its rights and obligations under this Agreement to a purchaser of SDI or of the Mini-Mill or to SDI's lenders for collateral security purposes;

         15.6.2. PSAG may assign any of its rights and obligations hereunder to one or more members of PSAG; provided, however, that PSAG shall continue to remain primarily liable to SDI with respect to any of such obligations; and

         15.6.3. Any assignee, purchaser or other successor in interest to any rights of a Party in a Patent shall acquire such interest subject to the rights that the other Party would have hereunder if such interest were still held by the first Party.

         15.7. In the event that any one or more of the provisions of this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect in any jurisdiction such part shall be deemed severed from this Agreement, and the remainder of this Agreement shall continue in full force and effect. The Parties shall consult as to the manner in which their original intention can be fulfilled as closely as possible, and if appropriate, shall amend this Agreement accordingly.

         15.8. No delay or failure of any Party in exercising any right hereunder and no partial or single waiver shall be deemed to constitute a waiver of any subsequent delay or failure. No waiver of any one duty, agreement, condition or breach of this Agreement shall constitute a waiver of any other duty, agreement, condition or breach.

         15.9. This Agreement may be executed in one or more counterparts, each of which shall constitute an original version of the Agreement.

         IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed as of the date first above written by its duly authorized officer or representative.

                                    PREUSSAG STAHL AG


                                    By:  /s/ Jurgen Kolb
                                       ----------------------------------


                                    By:  /s/ Hans J. Selenz
                                       ----------------------------------




                                    STEEL DYNAMICS HOLDINGS, INC.


                                    By:  /s/ Keith E. Busse, President
                                       ----------------------------------


                                    STEEL DYNAMICS, INC.


                                    By:  Keith E. Busse, President
                                       ----------------------------------






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